Exhibit 4.2(a)

             ADDENDUM TO VERISIGN INTERNATIONAL AFFILIATE AGREEMENT

Addendum Number: 02
Effective Date: June 17, 2002

This Addendum to VeriSign International Affiliate Agreement ("Addendum") is made as of the "Effective Date" set forth above by and between EuroTrust A/S ("Affiliate") and VeriSign, Inc. ("VeriSign").

                                 R E C I T A L S

      WHEREAS, Affiliate and VeriSign are parties to an International Affiliate Agreement dated November 17, 2000 (the "Agreement"); and

      WHEREAS, Affiliate, as a participant within the VeriSign Trust Network(SM), must have a Certification Practice Statement that sets forth the procedures and the practices by which Affiliate meets the requirements of the VeriSign Trust Network(SM) Certificate Policies, and VeriSign has developed a Model CPS for Affiliate to use in developing Affiliate's New CPS; and

      WHEREAS, Affiliate must amend its legal agreements with subscribers, relying parties and customers to bring them into conformance with Affiliate's New CPS, and VeriSign has developed Model Legal Agreements for Affiliate to use in developing Affiliate's New Legal Agreements; and

      WHEREAS, the parties wish to incorporate into the Agreement the additional terms and conditions set forth herein relating to the procedures for Affiliate to follow in developing the New CPS and the New Legal Agreements.

NOW, THEREFORE, Affiliate and VeriSign agree as follows:

1.    DEFINITIONS.

      1.1 Capitalized terms when used but not defined in this Addendum shall have the meanings shown in Schedule 1 or the definitions section of the Agreement.

      1.2 Model CPS means the model Certification Practice Statement that VeriSign shall provide to Affiliate and that sets forth the procedures and the practices by which a VeriSign affiliate may meet the requirements set forth in the VeriSign Trust Network(SM) Certificate Policies.

      l.3 Model Legal Agreements means the model subscriber, relying party and Managed PKI (formerly known as "OnSite") agreements that VeriSign shall provide to Affiliate and that set forth the terms and conditions that Affiliate should use in its agreements with subscribers, relying parties and Managed PKI customers.

      1.4 Now CPS means the Certification Practice Statement that shall be developed by Affiliate using the Model CPS, and that is approved by VeriSign according to the procedure specified below.

      1.5 New Legal Agreements means the subscriber, relying party and Managed PKI (formerly known as "OnSite") agreements that shall be developed by Affiliate using the Model Legal Agreements according to the procedure specified below.


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      1.6   VeriSign Trust Network(SM) Certificate Policies or the "VTN CP"
            means the document located at http://www.verisign.com/ repository/vtnCp.html that sets forth the requirements of the VeriSign Trust Network(SM).

2.    TERMS AND CONDITIONS.

      2.1 Approval of New CPS. Affiliate shall use the Model CPS to prepare Affiliate's New CPS, which will be forwarded to VeriSign for review and approval prior to Affiliate posting the same. Affiliate understands that in order to promote the uniformity of the VeriSign Trust Network(SM), VeriSign must require that the New CPS conform to the VTN CR and not vary from the Model CPS except for changes necessitated by (i) Affiliate's local legal requirements; (ii) Affiliate providing different products or services than set forth in the Model CPS; and (iii) Affiliate's replacing brackets contained in the Model CPS. Affiliate shall submit the New CPS to VeriSign for review as an English-language Word document, redlined to show changes made from the Model CPS. Once VeriSign has approved in writing the New CPS, Affiliate shall send VeriSign a translation of the same in Affiliate's local language and shall ensure that the appropriate version is posted on Affiliate's Web site. In the event Affiliate believes an amendment to the New CPS is necessary, it shall only do so with the prior written consent of VeriSign, not to be, unreasonably withheld. Affiliate acknowledges and agrees that VeriSign retains the right to at any time to require Affiliate to change the New CPS in the event that, in VeriSign's sole discretion, such change is necessary or desirable to ensure the security, continuity and operation of the VeriSign Trust Network(SM) or to reflect changes to the VTN CP.

      2.2 Preparation of New Legal Agreements. Affiliate shall use the Model Legal Agreements to prepare its New Legal Agreements. Affiliate hereby represents and warrants that the New Legal Agreements shall substantially comply with the material terms set forth in the Model Legal Agreements, and in any event, shall not impose any material additional obligations or responsibilities on VeriSign, subscribers, relying parties or customers. Affiliate further represents and warrants that prior to sending the New Legal Agreements to VeriSign, it will seek the advice of local counsel regarding the enforceability of the New Legal Agreements and will have obtained an opinion from such local counsel that the New Legal Agreements are enforceable between Affiliate and its subscribers, relying parties, or customers, as the case may be. Affiliate shall submit the New Legal Agreements in English and in its local language to VeriSign and, in the event that Affiliate believes an amendment to the same is required, the revised version of the New Agreements in English and in Affiliate's local language shall also be submitted by Affiliate to VeriSign. Affiliate acknowledges and agrees that VeriSign retains the right to at any time to require Affiliate to change the New Legal Agreements in the event that, in VeriSign's sole discretion, such change is necessary or desirable to ensure the security, continuity and operation of the VeriSign Trust Network(SM) or to reflect changes to the VTN CP.

      2.3 Translation of New CPS and New Legal Agreements. Affiliate represents and warrants that in preparing any translations of the New CPS and New Legal Agreements into Affiliate's local language it shall use an experienced translator who is familiar with public key infrastructure concepts and terminology.


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      2.4   Part of "Translated Versions." The New CPS and the New Legal
            Agreements shall be deemed to be included within the definition of Translated Versions, except to the extent that the procedure for Affiliate preparing and VeriSign approving the same is modified by this Addendum.

3.    EFFECT OF ADDENDUM

In the event of any inconsistency between the terms of this Addendum and the Agreement with respect to any modified sections or attachments, the terms of this Addendum shall be controlling. Except as specifically modified by this Addendum, all of the terms and provisions of the Agreement shall continue to remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have caused this Addendum to be executed by their respective authorized representatives. This Addendum may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

EuroTrust A/S                              VeriSign, Inc.

By  /s/ Brian Mertz                        By  /s/ James M. [ILLEGIBLE]
   ---------------------------------          ---------------------------------
Name    Brian Mertz                        Name    James M. [ILLEGIBLE]
    --------------------------------           --------------------------------
Title   COO                                Title   SVP, General Counsel
     -------------------------------            -------------------------------


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